EXHIBIT 99.2

Joint Filer Information

Name:     Singapore Technologies Pte Ltd

Address:     51 Cuppage Road, #09-01 StarHub Centre, Singapore 229469

Designated Filer:     STT Communications Ltd

Issuer & Ticker Symbol:     Equinix, Inc. (EQIX)

Date of Event Requiring Statement:     November 21, 2003

Signature:

SINGAPORE TECHNOLOGIES PTE LTD

By:	/s/ Chua Su Li

Name:	Chua Su Li
Title:	Company Secretary